Exhibit 99

PRESS RELEASE

OM Group Comments on Second Quarter 2003 Expectations

CLEVELAND, Ohio, June 3, 2003—OM Group, Inc. (NYSE:OMG) today during a conference call to discuss details of the Company’s previously announced sale of its Precious Metals business, OMG chief financial officer Tom Miklich commented on the company’s expectations for the 2003 second quarter.

Miklich stated, “While the cobalt and Precious Metals business remain strong, we are contending with the weak dollar and lower than expected nickel production volumes due to its maintenance shut-down. The Company now expects its second quarter results will be in the range of $0.12 — $0.16 per diluted share.”

Anyone interested in Mr. Miklich’s comments may find a copy of his talking points and a transcript of the entire call on the Company’s web site at www.omgi.com. A replay of the call is available for up to one week at 800-642—1687 (domestic)/ 706-645-9291 (international) and the ID#1003090.

For more information: Greg Griffith, Director of Investor Relations, 216-263-7455.

NOTE TO EDITORS: OMG announced in a separate release this morning that it has signed a letter of intent to sell its PVC Heat Stabilizer product line for approximately $10 million in cash.

Commentary on business trends and the Company’s financial outlook is provided on the earnings release date during the quarterly teleconference call, which is webcasted, transcribed and posted on the Company’s web site. In the interest of fair disclosure, the Company does not intend to comment on business trends or financial outlook between quarterly earnings release dates. The foregoing discussion may include forward-looking statements relating to the business of the Company. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include the price and supply of the Company’s raw materials, particularly cobalt, copper, nickel and precious metals; the demand for the Company’s products; the effect of non-currency risks inherent in the Company’s operations in foreign countries including political, social, economic and regulatory factors; the effects of the substantial debt incurred in connection with the Company’s acquisitions or ability to refinance or repay debt; the effect of fluctuations in currency exchange rates on the Company’s international operations; the impact of the Company’s restructuring program on its continuing operations; the ability of the Company to identify potential buyers for its assets held for sale, and completing the sale of its Precious Metals business, which in turn may impact the Company’s ability to meet its debt covenants with respect to net proceeds from assets sales; the potential impact of the Company being named in a recent United Nations panel report focusing on companies and individuals operating in the Democratic Republic of Congo; and the potential impact of an adverse result of the shareholder class action lawsuits filed against the Company and the named executives.